Exhibit 99.1

TXI Announces Second Quarter Results;
Company to Spin-Off Steel Operations

          DALLAS, Dec. 16 /PRNewswire-FirstCall/ -- Texas Industries, Inc.  (NYSE: TXI) today announced net income for the quarter ended November 30, 2004 of $31.0 million ($1.28 per share).  This compares to a net loss for the same period last year of $6.5 million ($.31 per share).

          “The Company’s announced spin-off of the steel business is our exciting news,” stated Mel Brekhus, Chief Executive Officer.  “The expansion of both our construction materials and steel operations in recent years has provided an extremely competitive foundation for each business.  With this solid footing in place, we believe that, going forward, our businesses and shareholders will be best served by a separation.”

          Steel operating profit of $45.0 million compared to a loss of $5.8 million last year.  Margin recovery more than offset a 17% decline in total shipments.  The reduction in shipments compared to last year primarily reflects inventory rebalancing by customers and the impact of scheduled downtime at both steel production facilities for maintenance.

          Cement, aggregate and concrete operations generated a $23.3 million operating profit, approximately equal to last year’s second quarter profit.  Realized cement prices improved 10% and the sale of emissions credits provided a $6.2 million pre-tax gain, but unscheduled downtime at the Company’s North Texas cement plant and the impact of unseasonably wet weather on construction activity throughout the Company’s markets yielded results that were even with a year ago.

          The Company’s press release dated December 15, 2004 announced the tax-free spin-off of TXI’s wholly-owned steel operations to TXI shareholders.  A teleconference will be held today, December 16, 2004 at 2:00 p.m. Central Time to further discuss second quarter results and the spin-off.  A real-time webcast of the conference is available by logging on to TXI’s website at www.txi.com .

          Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward looking statements.  Potential risks and uncertainties include, but are not limited to, the impact of competitive pressures and changing economic and financial conditions on the Company’s business, construction activity in the Company’s markets, abnormal periods of inclement weather, changes in costs of raw materials, fuel and energy, the impact of environmental laws and other regulations which are more fully described in the Company’s Annual Report on SEC Form 10-K.

          TXI is a leading supplier of building materials, primarily cement and structural steel.  Cement operations serve Texas and California, the two largest cement markets in the nation.  Structural steel products are distributed throughout North America.

TXI
SUMMARY OF EARNINGS (Unaudited)
(In thousands except per share)

	Quarter ended November 30,		Six months ended November 30,

	2004	2003	2004	2003

Net sales	$443,717	$368,559	$943,571	$744,597
Costs and expenses	397,570	376,563	843,618	768,416
Loss on early retirement of debt	—	—	—	11,246
	46,147	(8,004)	99,953	(35,065)
Income taxes (benefit)	15,190	(1,547)	33,113	(13,974)
	30,957	(6,457)	66,840	(21,091)
Cumulative effect of accounting change - net of tax	—	—	—	(1,071)
NET INCOME (LOSS)	$30,957	$(6,457)	$66,840	$(22,162)
EARNINGS (LOSS) PER SHARE
Basic	$1.42	$(0.31)	$3.10	$(1.05)
Diluted	$1.28	$(0.31)	$2.79	$(1.05)
BUSINESS SEGMENT INFORMATION
CAC
Net sales	$194,598	$192,408	$403,671	$388,780
Operating profit	23,319	23,706	44,625	43,907
Steel
Net sales	249,119	176,151	539,900	355,817
Operating profit (loss)	44,974	(5,826)	100,902	(15,920)

SOURCE  Texas Industries, Inc.
            -0-                                                  12/16/2004
     /CONTACT:  Kenneth R. Allen, Vice President and Treasurer of Texas Industries, Inc., +1-972-647-6730, or fax, +1-972-647-3964, or investor@txi.com /
     /FCMN Contact: lenglish@txi.com /
     /Web site:  http://www.txi.com /